Filed Pursuant to Rule 433
Registration No. 333-222676

Term Sheet
May 15, 2018

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Aa3 (stable outlook) / AA- (stable outlook)
CUSIP / ISIN:	89236TFD2 / US89236TFD28
Pricing Date:	May 15, 2018
Settlement Date:	May 17, 2018 (T+2)
Maturity Date:	May 17, 2022
Principal Amount:	$400,000,000
Price to Public:	100.000%
Commission:	0.120%
Net Proceeds to Issuer:	99.880% / $399,520,000
Floating Rate Index:	3 Month LIBOR
Floating Rate Spread:	+40 basis points
Index Source:	LIBOR Reuters
Minimum Interest Rate:	0.000%
Interest Payment Frequency:	Quarterly
Initial Interest Rate:	The initial interest rate will be based on 3 month LIBOR determined on May 15, 2018 plus the Floating Rate Spread.
Interest Payment Dates:	Each February 17, May 17, August 17 and November 17, beginning on August 17, 2018 and ending on the Maturity Date
Interest Reset Dates:	The first interest reset date shall be the Settlement Date and thereafter, each Interest Payment Date. Newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date.
Interest Determination Date:	Second London Banking Day preceding each Interest Reset Date
Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York and London
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agents/DTC Numbers:	SG Americas Securities, LLC/#0286

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated January 25, 2018 and the related prospectus dated January 24, 2018; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling SG Americas Securities, LLC toll-free at 1-855-881-2108.

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